UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 27, 2018 (February 26, 2018)

GASTAR EXPLORATION INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	001-35211	38-3531640
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)
1331 LAMAR STREET, SUITE 650
HOUSTON, TEXAS 77010
(Address of principal executive offices)

(713) 739-1800

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

CEO Resignation

On February 27, 2018, J. Russell Porter, President, Chief Executive Officer and a director of Gastar Exploration Inc. (the “Company”), notified the Company of his resignation from all of his current roles with the Company effective immediately.  Mr. Porter will remain employed by the Company until March 31, 2018 to assist with transitional matters. Mr. Porter’s resignation did not result from any disagreement with the Company regarding any matter related to the Company’s operations, policies or practices.

  In connection with the departure, on February 26, 2018, Mr. Porter entered into a Separation and Release Agreement with the Company, whereby (i) Mr. Porter immediately resigned from all positions, offices and directorships with the Company and any affiliates or subsidiaries, (ii) Mr. Porter’s employment with the Company is terminated effective March 31, 2018 (the “Termination Date”); (iii)  Mr. Porter agreed to enter into a release of claims (the “Release”) in favor of the Company no earlier than the Termination Date and no later than the 21st day following the Termination Date; (iv) subject to execution and delivery and continued effectiveness of the Release, a total of 2,583,298  shares of restricted stock held by Mr. Porter will vest; (v) subject to execution and delivery and continued effectiveness of the Release, Mr. Porter will receive $3,483,430 as a severance payment, which represents amounts he was entitled to receive pursuant to his employment agreement with the Company (including payment for accrued and unused vacation), plus a supplemental amount as consideration for his willingness to make himself available in a consulting capacity for a period of time following his separation;  (vi) additional services as a consultant following the Termination Date will be paid to Mr. Porter at an hourly rate; (vii) the Company will reimburse (or pay on his behalf) Mr. Porter’s COBRA insurance premiums through the eighteenth month anniversary of the termination, in accordance with the terms of his employment agreement with the Company; and (viii) Mr. Porter will remain subject to certain noncompetition, noninterference and nonsolicitation covenants.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Separation and Release Agreement of Mr. Porter, which is filed herewith as Exhibit 10.1, and incorporated by reference herein in its entirety.

Appointment of Interim Executive Officer

Effective February 27, 2018, Jerry R. Schuyler, the Chairman of the Board of the Company, will serve as interim Chief Executive Officer of the Company.  During his service as interim Chief Executive Officer, Mr. Schuyler will continue to serve as Chairman of the Board.

Mr. Schuyler, age 62, is a seasoned executive with over 30 years of operations and management experience.  Mr. Schuyler joined the Company as a director in August 2014 and was appointed Chairman of the Board in November 2015.  Mr. Schuyler previously served as a director and as Chief Operating Officer of Laredo Petroleum, Inc. where he was promoted to President, serving in those capacities until July 2013 when he announced his retirement.

During his service at the Company, Mr. Schuyler will continue to serve as a member of the Board.  In connection with his appointment as interim Chief Executive Officer of the Company, the Company entered into an employment agreement with Mr. Schuyler (the “Interim CEO Employment Agreement”).  Under the Interim CEO Employment Agreement, the Company will pay Mr. Schuyler an annual salary of $413,916, Mr. Schuyler will have the opportunity to earn an annual bonus with a target value equal to 100% of his salary, will be eligible to receive equity-based awards as determined by the Compensation Committee of the Company and will receive other benefits as set forth in the Interim CEO Employment Agreement.

This summary is qualified in its entirety by reference to the full text of the Interim CEO Employment Agreement, which is attached hereto as Exhibit 10.2 and incorporated by reference herein in its entirety.

SECTION 7 – REGULATION FD

Item 7.01 Regulation FD Disclosures.

A copy of the press release issued by the Company on February 27, 2018, to announce the Chief Executive Officer’s resignation and succession is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, the information presented herein under Item 7.01 and set forth in the attached press release included in Exhibit 99.1 to this report is deemed to be “furnished” solely pursuant to Item 7.01 of this report and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information or the exhibit be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended or the Exchange Act.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following is a list of exhibits furnished as part of this Form 8-K:

Exhibit No.	Description of Document

10.1	Separation and Release Agreement, by Gastar Exploration Inc. and J. Russell Porter, dated February 26, 2018.
10.2	Employment Agreement entered into by and between Gastar Exploration Inc. and Jerry R. Schuyler, dated February 27, 2018.
99.1	Press release dated February 27, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 27, 2018	GASTAR EXPLORATION INC.

	By:	/s/ Jerry R. Schuyler
Jerry R. Schuyler
Interim Chief Executive Officer